Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, March 27, 2012	Investors: James A. Graner (612) 623-6635

GRACO ANNOUNCES SCHEDULED CLOSING DATE FOR

FINISHING BRANDS ACQUISITION

Powder Finishing business clears FTC hurdles,

while Liquid Finishing businesses remain under review

MINNEAPOLIS, MN (March 27, 2012)—Graco Inc. (NYSE: GGG) announced today the scheduled closing of its previously-announced $650 million acquisition of the Illinois Tool Works Inc. (NYSE: ITW) finishing businesses for April 2, 2012. The Company has reached an agreement with the United States Federal Trade Commission (“FTC”) that will allow for closing to occur while the FTC investigates and considers a settlement proposal from Graco.

The acquisition was first announced on April 14, 2011 and includes complementary powder and liquid finishing equipment operations, technologies and brands. In powder finishing, Graco will add Gema®, a global leader in superior powder coating technology (the “Powder Finishing” business). In industrial liquid finishing, the acquisition includes Binks® spray finishing equipment, DeVilbiss® spray guns and accessories, Ransburg® electrostatic equipment and accessories and BGK curing technology (excluding Powder Finishing, collectively known as the “Liquid Finishing” businesses).

Since Graco originally filed its required notification pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), on May 2, 2011, the Company has been cooperating with the FTC in its review of the acquisition. On December 15, 2011, the FTC formally filed a complaint to challenge the acquisition on the grounds that the addition of the Liquid Finishing businesses to Graco would be anticompetitive, which Graco has denied.

In an effort to complete the transaction in a timely manner, Graco has proposed a settlement to the FTC. Details of the settlement proposal were not disclosed. The FTC has indicated that the investigation and consideration of Graco’s settlement proposal will require time beyond the scheduled closing date of April 2, 2012. The FTC will take no action to block the closing, but has issued an order for Graco to hold the Liquid Finishing assets separate from Powder Finishing and other Graco businesses.

At the completion of its review, the FTC will issue a final decision and order that will identify the products, businesses and/or assets that Graco will be required to divest. Such divestiture must be completed in the 180 days following the issuance of the final decision and order. Graco does not expect that it will be required to divest any businesses or assets outside of Liquid Finishing, although the required divestiture may include a portion or all of the Liquid Finishing businesses.

“We are looking forward to moving this transaction on to the next phase, although the final structure remains under consideration and will be impacted by requirements imposed by the

FTC,” said Patrick J. McHale, Graco’s President and Chief Executive Officer. “ITW’s finishing businesses have continued to perform very well in the past year. For calendar 2011, the finishing businesses generated sales of $375 million, which was close to the prior sales peak that was achieved before the economic downturn. Profitability has also improved, with the businesses generating EBITDA of $80 million, a new peak.

“We are very pleased that the Gema Powder Finishing business has passed the review of the FTC and are excited to add this business to the Graco family,” continued McHale. “The addition of powder finishing technologies to Graco’s existing finishing operations is highly strategic and complementary: it allows the Company access to attractive end markets; the global distribution base of the business is strong and growing; the emerging market exposure of this business is highly attractive; and the brand name is well established with end users as a high quality, technological leader. In addition, the business has a large installed base and sufficient scale to help drive long-term growth worldwide. For 2011, Powder Finishing represented approximately one-third of the sales and profitability of the ITW finishing brands.”

In compliance with the FTC’s order for Graco to hold the Liquid Finishing assets separate, the Liquid Finishing businesses will be acquired into a structure that limits commingling of the operations with Graco’s other businesses. Although Liquid Finishing will be wholly-owned by Graco, the businesses will be run independently by existing management under the supervision of a trustee who reports directly to the FTC. The independent structure will remain in place until the FTC issues a final decision and order and the required divestiture is completed.

“We will continue to work with the FTC in its consideration of our proposed settlement during this hold separate period” said McHale. “During this period, we ask the Liquid Finishing employees and their distributors worldwide to continue to do what you do best: serve your customers, stay focused on the operations, and continue to drive innovation.”

The Powder Finishing results will be consolidated within Graco Inc.’s results. Under United States Generally Accepted Accounting Principles (“GAAP”), the Liquid Finishing businesses will not meet the control requirement during the hold separate period for consolidation purposes and will be accounted for as a cost investment. Similar to any other wholly-owned subsidiary, Graco is required to fund any operational needs of Liquid Finishing during the hold separate period, while any excess cash generated by the businesses will be available to Graco.

The Company will be amending its revolving credit agreement and its senior unsecured notes to facilitate the closing of the finishing brands transaction.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this release that reflects the Company’s current thinking on the acquisition of the finishing business from ITW. All forecasts and projections are forward-looking statements. The Company undertakes no obligation to update these statements in light of new information or future events.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: whether and when the required regulatory approvals will be obtained, whether and when the closing conditions will be satisfied and whether and when the transaction will close, the ability to close on committed financing on satisfactory terms, the amount of debt that the Company will incur to complete the transaction, whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction, how customers, competitors, suppliers and employees will react to the transaction, economic changes in global markets, the extent of the acquired businesses required to be divested, whether the Company will be able to find a suitable purchaser(s) and structure the divestiture on acceptable terms, and whether the Company will be able to complete a divestiture in a time frame that is satisfactory to the Federal Trade Commission. Please refer to Item 1A of, and Exhibit 99 to, the Company’s Annual Report on Form 10-K for fiscal year 2011 for a more comprehensive discussion of other risk factors that relate generally to the Company’s business and financial condition. The Annual Report on Form 10-K is available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov.

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